Exhibit 99.1

Global Green Solutions and Florida Thoroughbred Breeders’ and Owners’ Association form Joint Venture to Generate Renewable Energy

Ocala, FL – Nov 6, 2007 – Global Green Solutions Inc. (GGRN) and the Florida Thoroughbred Breeders’ and Owners’ Association (FTBOA) have formed Florida Greensteam Equine Energy LLC (Equine Energy), a joint venture, to implement GGRN’s Global Greensteam in Ocala, Florida. Global Greensteam will convert horse muck biomass – the combination of horse manure and straw or wood chips – into renewable energy in the form of electrical power which will be sold to the local grid.

“The FTBOA is very motivated to implement a sustainable, economical solution for the muck generated by the equine industry in central Florida,” said Craig Harting, GGRN’s chief operating officer. “Global Greensteam’s high-efficiency cyclonic burner and heat recovery steam generator are specifically designed to handle horse muck as fuel. Our ecotechnology-based Global Greensteam process will generate renewable energy while complying with the most stringent air quality regulations.”

“Florida is home to over six hundred thoroughbred farms and training centers,” said Richard Hancock, executive vice president of the FTBOA. “The thoroughbreds and other breeds throughout the Ocala region total a population of approximately 50,000 horses which produce over 400,000 tons of animal waste annually. While the majority of it - 60-70% - can be land applied or composted, we need to implement an earth-friendly method to effectively dispose of the remaining 30-40%. Global Greensteam provides an opportunity to dispose of horse muck in an environmentally sensitive way while simultaneously providing renewable power generation and promoting economic development.”

GGRN and FTBOA are presently negotiating the terms of the definitive agreement which will govern the formation and operations of Equine Energy. The current agreement reflects the intent of the parties; however it is not binding and may not result in a definitive agreement.

Global Green Solutions Inc., www.globalgreensolutionsinc.com develops and implements ecotechnology solutions for renewable energy and reduction of greenhouse gas emissions. Global Green Solutions Inc. is a U.S. public traded company (OTCBB:GGRN) with offices in Vancouver, San Diego, El Paso, New York, London, Brussels and Johannesburg.

Contacts:
Investor Relations	Media Relations
Steve McGuire or Bob Faris	Nancy Tamosaitis
866.408.0153 or 800.877.1626	Vorticom Public Relations
www.globalgreensolutionsinc.com	212.532.2208
Nancyt@vorticom.com
Marty Tullio
McCloud Communications, LLC
949.553.9748
marty@mccloudcommunications.com

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